Exhibit 10.2

INDEMNIFICATION AGREEMENT

This agreement is entered into as of this 17th day of February, 2009, by and between Verdolino & Lowey, P.C. (the “Firm”) and Ibis Technology Corporation (the “Company”), as follows:

Background

A.  On February     , 2009, the Company and the Firm entered into an agreement (the “Engagement Agreement”) whereby the Company retained the Firm to assist the Company in preparing for and executing the wind-down of the Company.

B.  The Engagement Agreement provides that, upon Martin J. Reid’s resignation, (the “Board”), the Board shall elect Craig R. Jalbert (“Jalbert”) as Chief Administrative Officer and President of the Company, with full authority and discretion to take such actions as are necessary or convenient to effectuate the wind-down of the Company, subject to oversight and direction of the Board.  The Firm has, pursuant to the Engagement Letter, agreed to assume full responsibility for Jalbert’s performance of services to the Company as an officer or in any other capacity.  The Company has agreed to indemnify Jalbert to the full extent provided to Company officers in the Restated Articles of Organization of the Company in connection with his services as Chief Administrative Officer, President, Treasurer and Secretary of the Company.

C.  In consideration of the foregoing, the Company and the Firm have agreed to the following:

Terms of Agreement

1.  Indemnification of Jalbert as Director of the Company.  Jalbert, as a director of the Company, shall have the full benefit of the provisions of Article 6B of the Company’s Restated Articles of Organization.  A copy of the provisions of this Article 6B is attached hereto as Exhibit A and incorporated herein by reference.

2.  Indemnification of the Firm.  The Company agrees to indemnify and hold harmless the Firm and its respective employees and agents (collectively, the “Indemnitees”) from and against all losses, claims, damages and liabilities resulting from an Indemnitee being (i) made a party or threatened to be made a party to or (ii) involved in any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) and whether or not by or in the right of the Company or otherwise, which are related to or result from the performance by the Firm of the services contemplated by the Engagement Agreement.   The Company will promptly reimburse any Indemnitee for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the defense of any claim made or threatened against such Indemnitee; provided that the Indemnitee undertakes to repay to the Company any and all such advanced reimbursed expenses to the extent that it is finally judicially determined that the loss, claim, damage or liability resulted from the Firm’s or the Indemnitee’s willful misconduct, bad faith or gross negligence. The Company will not be liable to any Indemnitee under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnitee effected without the Company’s prior written consent, such consent not to be unreasonably withheld, or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Firm’s or the Indemnitee’s willful misconduct, bad faith or gross negligence.  Indemnification shall continue as to any Indemnitee who has ceased to perform services for the Firm and after the Firm has ceased to perform services under the Engagement Agreement; such indemnification by the Company shall continue through any period during which the Company has directors’ and officers’ liability insurance, including without limitation any tail period.

3.           Required Notice of Claim of Indemnification.  Promptly after receipt by an Indemnitee of notice of any intention or threat to commence an action, suit or Proceeding or notice of the commencement of any action, suit or Proceeding, such Indemnitee will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Board of the Company in writing of the same.  In case any such action is brought against any Indemnitee and such Indemnitee complies with the notice provisions hereof, the Company may elect to assume the defense of any such action, with counsel reasonably satisfactory to such Indemnitee, and an Indemnitee may employ additional counsel to participate in the defense of any such action provided, that the employment of such additional counsel shall be at the Indemnitee’s own expense, unless:

(i)            the employment of such counsel has been authorized in writing by the Board of Directors of the Company;

(ii)           the Indemnitee has reasonably concluded (based upon advice of counsel to the Indemnitee) that there may be legal defenses available to it or other Indemnitees that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnitee) between the Indemnitee and the Company that makes it impossible or inadvisable for counsel to the Indemnitee to conduct the defense of both the Company and the Indemnitee (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnitee); or

(iii)          the Company has not in fact employed counsel reasonably satisfactory to the Indemnitee to assume the defense of such action within a reasonable time after receiving notice of the action, suit or Proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnitees unless the defense of one Indemnitee is unique or separate from that of another Indemnitee subject to the same claim or action.

4.            Breach of Agreement.  In the event of a breach or alleged breach of this Indemnification Agreement that results in litigation, the prevailing party in such litigation shall be entitled to recover all expenses, including reasonable attorneys’ fees, incurred in connection with the litigation.

5.            Termination of Jalbert or the Firm by the Company shall not terminate the Company’s obligation to insure and indemnify Jalbert and to indemnify the Firm for claims incurred during the period prior to termination.

Executed as of the date first written above.

VERDOLINO & LOWEY, P.C.

By:
Craig R. Jalbert, CIRA, a duly-authorized representative of the Firm

IBIS TECHNOLOGY CORPORATION

By:
Martin J. Reid, President and CEO